CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 30, 2018, relating to the financial statements and financial highlights of FEG Absolute Access Fund LLC and FEG Absolute Access Fund I LLC for the year ended March 31, 2018, and to the references to our firm under the headings “Administration; Reporting”, “Financial Highlights” and “Legal and Accounting Matters” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

February 11, 2019